EXHIBIT O


                                           EXECUTION COPY

                     CONSULTING AGREEMENT


     This CONSULTING AGREEMENT (this "Agreement") is entered into as of April 19, 1996, between Styles on Video, Inc., a Delaware corporation (the "Company"), and K. Eugene Shutler ("Consultants), with reference to the following facts and circumstances:

     WHEREAS, the Board of Directors of the Company has approved a Term Sheet dated as of April 19, 1996 (the "Term Sheet"), attached hereto as Exhibit A, setting forth a proposed investment in the Company by International Digital Investors, L.P. ("IDI");

     WHEREAS, the Company wishes to engage Consultant to perform certain consulting services, and Consultant wishes to be engaged by the Company, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Term of Engagement.

     The Company hereby engages Consultant as of April 19,
1996 to provide the consulting services as hereinafter set forth, and Consultant hereby accepts such engagement upon the terms and conditions set forth herein until such time as either party hereto shall provide written notice to the other of such party's desire to terminate this Agreement, which notice shall be effective three days after delivery (the "Term").

     2.     Consulting, Services.

          A. Consultant will render consulting services for the Company relating to the business of the Company and its subsidiaries (the "Consulting Services"). The Consulting Services may include, but shall not be limited to, participation in formulating strategy, advice concerning management issues relating to the Company and its subsidiaries, advice with respect to litigation, marketing, financial and other Issues relating to the Company and participation in meetings and presentations to third parties regarding the foregoing.

          B.     During the Term, Consultant shall be
available on a full-time basis, and shall devote such of his full working time and attention to the Consulting Services as shall be required, provided, however, that Consultant shall be permitted to conclude other consulting assignments under which he is already obligated, and Consultant agrees to do so in a manner which will not substantially interfere with his providing the Consulting Services hereunder. Without limiting the foregoing, Consultant shall be an independent contractor. Consultant shall not be considered an officer of the Company or its agent, except in his capacity as an independent contractor.

          C. Consultant shall report directly to, and take instructions and directions from, the Board of Directors of the Company, and shall have such authority as may be delegated to him by the Board of Directors.

     3.     Compensation and Expenses.

          A.     The Company shall pay Consultant a
consulting fee, payable on a biweekly basis, at the rate of twelve thousand five hundred dollars ($12,500) per month as consideration for Consulting Services to be provided by Consultant hereunder during the Term.

          B.     The Company shall provide or reimburse
Consultant for the following expenses:

          (i)     reasonable costs of a corporate
apartment located near the Company headquarters;

          (ii)     reasonable costs associated with
the use and maintenance of an automobile;

          (iii)     reasonable costs for telephone
and other documented business expenses, including travel expenses, incurred in connection with the Consulting Services.

     4. Grant of Warrants. The Company shall grant to the Consultant, upon the execution of this Agreement, warrants (the "Warrants") to purchase 250,000 shares of common stock of the Company. 100,000 Warrants shall be vested and exercisable immediately upon execution of this agreement. The remaining 150,000 Warrants shall be vest and be exercisable pro rata over a twelve-month period of the Term beginning upon the execution of this Agreement;
provided that if the Company consummates a transaction pursuant to a Topping Offer (as defined in the Term Sheet), all of the Warrants shall automatically be vested and exercisable. The Warrants shall be exercisable on the conditions applicable to the Additional Warrants (as defined in the Term Sheet) as if they were Additional
Warrants. The terms of the Warrants shall be identical to the terms of the Additional Warrants, except that they shall not have demand registration rights.

     5. Delivery of Property, Confidential Information. Upon termination of this Agreement, Consultant shall deliver to the Company all books, records, lists of customers and other property belonging to the Company or developed in connection with the business of the Company and all copies thereof. Consultant shall not utilize confidential information of the Company or its customers in rendering services to any other person or employer during the Term, and after the Term shall not use such confidential information for any purpose. As used in this Agreement, "confidential information" shall mean any and all matters of a technical or business nature, excluding only such information
Consultant proves was, at the time of disclosure, public knowledge, disclosed by the Company or otherwise disclosed by Consultant in a manner not constituting a breach of this Agreement.

     6.     Miscellaneous.

          A.     Succession.  This Agreement shall inure
to the benefit of and be binding upon the Company, its successors and assigns, and inure to the benefit of and be binding upon Consultant and his heirs and personal representatives. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, in whole or in part, to any subsidiary, successor or parent company of the Company or to any other persons, firm or corporation which acquires either the Company or any subsidiary thereof, or a substantial part of its or their assets, or into which the Company or any subsidiary may merge. The obligations and duties of Consultant hereunder are personal and not assignable.

          B. California Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of California without regard to choice of law provisions.

          C. Waiver. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

          D.     Notices.  All notices and demands among
the parties shall be in writing and shall be served (i) in person, (ii) by registered or certified mail, return receipt requested, (iii) by overnight courier service, or (iv) by fax. All notice and demands to the parties hereto shall, if mailed, be addressed to the following addresses:

     To the Company:     Styles on Video, Inc.
                         667 Rancho Conejo Boulevard
                         Newbury Park, CA 91320
                         Tel. (805) 375-0996
                         Fax (805) 376-8363
                         Attn: Board of Directors

     To Consultant:      Mr. K. Eugene Shutler
                         8229 Turtle Creek Circle
                         Las Vegas, NV 89113
                         Tel. (702) 252-5025

     The parties may designate in writing from time to time such other place or places that such notices and demands may be given.

          E. Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and there are no terms, conditions, representations, warranties or covenants other than those contained herein. This Agreement supersedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral.

          F. Captions. The section captions inserted in this Agreement are for convenience of reference and are not intended to be part of this Agreement.

          G. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder or this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

          H.     Amendment and Modification.  No term or
provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing signed by the parties hereto.

          I. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

          J. Costs of Enforcement. The prevailing party in any proceeding brought to interpret or enforce any provision of this Agreement or to recover for breach thereof shall be entitled to recover the reasonable fees, expenses and costs of his counsel, plus all other costs and expenses of such proceeding.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the late first above written.

                             STYLES ON VIDEO, INC.
                             a Delaware corporation



                            By:   Ann Graham Ehringer
                                    Name: Ann Graham Ehringer
                                    Title: Chairman Independent
                                           Committee of the Board


                             CONSULTANT:


                             _ K. Eugene Shutler_
                             K. Eugene Shutler

                            EXHIBIT A

       [The term sheet was superceded by the documents executed in connection with this transaction, which documents are filed as Exhibits to this Amendment #1 to Schedule 13D.]